Exhibit 99.1

September 18, 2026

Analyst:    Eric Wasserstrom, 614-480-5676, huntington.investor.relations@huntington.com

Media:        Tracy Pesho, 216-276-3301, media@huntington.com

Huntington Bancshares Incorporated Declares Cash Dividend On Its Series I Preferred Stock

Columbus, Ohio – Huntington Bancshares Incorporated announced that the Board of Directors declared and set aside a quarterly cash dividend on the company’s 5.70% Series I Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANM) of $356.25 per share (equivalent to $0.35625 per depositary share) payable December 1, 2026, to shareholders of record on November 15, 2026.

About Huntington
Huntington Bancshares Incorporated is a $284 billion asset regional bank holding company headquartered in Columbus, Ohio. A top 10 U.S. commercial bank, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Founded in 1866, Huntington operates over 1,400 branches in 21 states, with certain businesses operating nationally. Visit Huntington.com for more information.